Exhibit 10.2

Mr. Eric P. Bauer	May 3, 2011
47 Main Drive
San Rafael, CA 94901

Dear Eric:

On behalf of The Children’s Place, it is my pleasure to confirm our offer of employment for the position of Chief Operating Officer, reporting to me.  Your offer of employment is contingent upon the successful completion of your background check.  Details of our offer are as follows:

•                  COMMENCEMENT OF EMPLOYMENT:  May 16, 2011

•                  ANNUAL BASE SALARY:  $700,000

•                  BONUS: You will be eligible to participate in our annual management incentive bonus plan (the “Bonus Plan”).  Your bonus is based on company performance.  Your target bonus will be 75% of your annual salary.  Your actual bonus may be from 0% to 200% of your target bonus based upon actual performance. Notwithstanding the foregoing, for the 2011 Fiscal Year, you shall receive an annual bonus of no less than $525,000.

•                  SIGN-ON EQUITY AWARD. Effective May 17, 2011 (the “Grant Date”), you will receive a sign-on equity grant of 10,000 Deferred Shares (as defined in the 2005 Equity Plan), subject to the following contingency: you execute and deliver to the Company the Deferred Stock Award Agreement within the requisite period of time. (The Deferred Stock Award Agreement will be provided to you following your execution and return of this offer letter.) These Deferred Shares vest ratably over three years based on your continued employment.

•                  EQUITY AWARD.  Based upon your position with the Company, you will receive an equity award, in addition to the above sign-on award.  All equity awards are subject to the Company’s Amended and Restated 2005 Equity Incentive Plan (“2005 Equity Plan”) and must be awarded in accordance with the Company’s Policy Regarding the Award of Equity-Based Incentives to Executives Officers and Other Employees (the “Equity Award Policy”).

•                  Number of Shares.  An award of 30,000 shares (as defined in the 2005 Equity Plan).

•                  Type of Award.  The 30,000 shares will be awarded in the form of a 40% Deferred Shares and 60% Performance Shares (as defined in the 2005 Equity Plan).  Depending on the attainment of the Performance Metric for fiscal year 2011, the total amount of Performance Shares awarded to you may range of 0% to 200% of your Performance Share Award.

•                  Grant Date.  The grant date for this award will be May 17, 2011 (the “Grant Date”), provided that you execute and deliver to the Company the Deferred Stock Award Agreement and Performance Stock Award Agreement within the requisite period of time.  (The Deferred Stock Award Agreement and Performance Stock Award Agreement will be provided to you following your execution and return of this offer letter.)

•                  Vesting.  The Deferred Stock Award vests ratably over three years based on continued employment. If earned, the Performance Shares will vest at the end of three years.

•                  401(k) PLAN:  Following 90 days of service, you will be eligible to participate in The Children’s Place 401(k) Savings Plan. After one year of service, you will be eligible for company matching contributions equal to 50% of your own contributions up to 5% of covered compensation. Company matching contributions are subject to graduated vesting over five years.

•                  RELOCATION:  You will be eligible to receive relocation assistance in accordance with The Children’s Place Retail Stores, Inc. Relocation Policy (Executive) which is included with this offer letter. As exceptions to this policy, we will provide you with up to 90 days Temporary Housing for you and your family during your transition and a Miscellaneous Allowance of up to $30,000 to cover reasonable and actual expenses not provided for elsewhere in the policy.

•                  OTHER BENEFITS:  You will be eligible as of the first of the month following your hire date for other benefits (long term disability, health and life insurance) available to other associates at your level.

•                  PAID TIME OFF:  You will be entitled to 22 days of Paid Time Off (PTO) in every fiscal year (February through January).  You may not carry over PTO days from year to year. Your PTO days do not include eight Company paid holidays and one floating holiday. These Company paid holidays are subject to change annually.

•                  CHANGE IN CONTROL:  Subject to your execution and delivery to the Company of an amended and restated Change in Control Severance Agreement (the “Change in Control Severance Agreement”), you will be protected if you should be terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to a change in control. Under the Change in Control Severance Agreement, the severance period is 24 months. During the severance period, you will be paid your salary and target bonus, as well as continue to be covered under the Company’s health plan. In addition, if a change in control occurs within one year of the date of your equity compensation award, 50% of your Deferred Stock Award will vest. If a change in control occurs after one year but within 18 months of such award date, 75% of your Deferred Stock Award will vest; and 100% of your Deferred Stock Award will vest if termination occurs more than 18 months following the award date. Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least 90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal.

•                  SEVERANCE:  You will be eligible to receive a severance payment in the amount available to other associates at your level under the Company’s severance guidelines. In the event that you are terminated from the Company without Cause (as such term is defined in the Change in Control Severance Agreement), the amount you will entitled to receive will be the greater of the amount provided under the severance guidelines in effect at the time of your termination or eighteen month’s severance at your then current salary. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for a period of not more than eighteen months following your date of termination unless otherwise prohibited under applicable law. All such payments are intended to comply with Section 409A of the Code and the regulations there under such that no payment made, or benefit provided, to you hereunder shall be subject to an “additional tax” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations. Receipt of the payments set forth herein are conditioned upon the execution and delivery of a release in such form as the Company shall reasonably determine, which shall, to the extent permitted by law, waive all claims and actions against the Company and its affiliates and such other related parties and entities as the Company chooses to include in the release.

•                  BOARDS:  With the prior written consent of the Company’s President and Chief Executive Officer, you may serve on the board of directors (or similar body) of one public company and one not-for-profit entity, provided that such service does not involve a conflict of interest and does not materially interfere with your duties and responsibilities to the Company.

•                  CONFIDENTIALITY:  During your employment and thereafter, you shall not, without the prior written consent of the Company, disclose to anyone Confidential Information.  “Confidential Information” shall include, without limitation, all information that is not known or available to the public concerning the business of the Company or any subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.

•                  EXECUTIVE COVENANTS:  In consideration of employment by the Company on the terms and conditions set forth in this Offer Letter, you hereby agree to be bound by and to abide by the covenants set forth in Attachment A to this Offer Letter, which covenants are incorporated herein by reference.

•                  409A COMPLIANCE:  Notwithstanding anything in this letter to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this letter or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination)

on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

Unless specifically stated in this letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place Retail Stores, Inc. and its affiliates.

This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.

Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to me.

Eric, please give this offer your utmost consideration.  We look forward to your joining our team.  We are confident that you will make a strong contribution to our continued growth and success.  Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to call.

Sincerely,

Jane T. Elfers
President & Chief Executive Officer

Accepted and agreed as of the date above written.

Eric P. Bauer

ATTACHMENT A

Executive Covenants

(a)         Executive agrees during the course of his employment with the Employer and for a period of twelve (12) months following the termination of his employment with the Employer (for any reason or no reason) (the “Restricted Period”), he will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor agent, employee or otherwise of any company or other business enterprise, assist in, engage in or otherwise be connected to or benefit from any business competitive with that of the Company.  A “business competitive with that of the Company” is one that (i) designs, manufactures, contracts to manufacture or sells, or intends to design, manufacture, contract to manufacture or sell, children’s apparel and accessories and other children’s-oriented merchandise, or (ii) engages in or provides or intends to engage in or provide any products, services or other business which is of the same nature as a product, service or other business of the Company or a product, service or other business which the Company is developing and of which Executive has knowledge.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Executive’s ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

(b)        Executive further agrees that, during the Restricted Period, he will not, without the express prior written consent of the Company, directly or indirectly: (i) contact, communicate, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within 12 months prior to the contact, communication, solicitation, transaction of business, or performance of services), a vendor of the Company; (ii) solicit, recruit, hire, engage, or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is, or during the twelve (12) months immediately preceding the termination of his employment was, an employee, agent, consultant or independent contractor of the Company; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its vendors, lessors, independent contractors, agents or employees.  Notwithstanding the foregoing, subject to Executive’s compliance with the other provisions of this Attachment A, nothing in this Section (b) shall be deemed to prohibit Executive from, after the termination of his employment with the Company, being directly employed by a vendor of the Company for the purpose of performing services for such vendor that are unrelated to the services performed or to be performed by vendor for the Company.

(c)         Executive acknowledges and agrees that the restrictions on the activities in which he may engage that are set forth in Sections (a) and (b) of this Attachment A and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and shall survive the termination of his employment.  Executive understands that the Company’s business is global and, accordingly, the restrictions cannot be limited to any particular geographic area.  Executive further acknowledges that the restrictions contained in this Attachment A will not prevent him from earning a livelihood.